EXHIBIT 10.7
Mercury Systems, Inc.
Compensation Policy for Non-Employee Directors
Objective
It is the objective of Mercury to compensate non-employee directors in a manner which will enable recruitment and retention of highly qualified directors and fairly compensate them for their services as a director.
Philosophy
Board of Director compensation includes cash and equity. It is annually reviewed by the Compensation Committee with recommendations to the Board. This review includes:

•	a market survey of Board compensation to peer companies at the 50th and 75th percentiles;

•	a review of Board and Committee meeting frequency;

•	Board member personal preparation time for Board and Committee meetings; and

•	Board member responsibilities.
The Board targets its annual cash and equity compensation to the 75th percentile of the market.
Cash Compensation
Annual retainer for non-employee directors:        $55,000 per annum, paid quarterly
Additional annual retainers:
Independent Chairman:            $45,000 per annum, paid quarterly
Chairman of the Audit Committee:        $25,000 per annum, paid quarterly
Chairman of the Compensation Committee:    $20,000 per annum, paid quarterly
Chairman of the N&G Committee:         $12,000 per annum, paid quarterly
Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
Quarterly retainer payments shall be paid in arrears within 30 days following the end of each quarter. The full quarterly retainer shall be paid to each director who served on the Board during all or a portion of a quarter.
Equity Compensation
New non-employee directors will be granted equity awards in connection with their first election to the Board. These awards will be granted by the Board of Directors and will consist of shares of restricted stock for the number of shares of common stock equal to $225,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors may also receive annual restricted stock awards for the number of shares of common stock equal to $150,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant.
Non-employee directors will not be eligible to receive an annual restricted stock award for the fiscal year in which they are first elected. Non-employee directors who are first elected to the Board during the first half of Company’s fiscal year will be eligible to receive an annual restricted stock award for the next fiscal year; otherwise, non-employee directors will not be eligible to receive their first annual restricted stock award until the second fiscal year following the fiscal year in which they are first elected to the Board.
Approved by the Board of Directors, as amended, on April 19, 2017 (effective as of July 1, 2017).

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